Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318
—For Immediate Release—

Special Committee Announces Retention of Independent Advisors

In Connection With Considering “Going Private” Proposal from Sonic Financial

CONCORD, NC (May 20, 2019) – Speedway Motorsports, Inc. (“SMI” or the “Company”) (NYSE: TRK) today announced that the Special Committee (the “Special Committee”) of its Board of Directors (the “Board”) has retained Morgan Stanley & Co. LLC as financial advisor to assist the Special Committee in the review of the previously-disclosed non-binding proposal from Sonic Financial Corporation (a company owned and controlled by O. Bruton Smith and his family) (“Sonic Financial”) of April 23, 2019 to acquire all of the outstanding shares of common stock of the Company, other than the shares held by Sonic Financial, O. Bruton Smith, his family and entities controlled by Mr. Smith and his family, for cash consideration of $18.00 per share. The Special Committee has also engaged Simpson Thacher & Bartlett LLP as its legal advisor.

The Special Committee continues to evaluate and consider the proposal as well as other alternatives that may be available to the Company. Nothing in this communication shall constitute a solicitation to buy or an offer to sell shares of SMI’s common stock. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements relating to the proposed acquisition of SMI by Sonic Financial and the expected benefits of the acquisition and other matters that are not historical facts. There are many factors that affect future events and trends of our business including, but not limited to, the ability of the parties to successfully negotiate a proposed acquisition on the terms proposed or at all. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such statements. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

About Speedway Motorsports, Inc.

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

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